BRT APARTMENTS CORP. REPORTS THIRD QUARTER RESULTS FOR 2020

Great Neck, New York – November 5, 2020 - BRT APARTMENTS CORP. (NYSE:BRT), a multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the three months ended September 30, 2020.

Jeffrey A. Gould, President and Chief Executive Officer stated: “Our performance in the third quarter underscores the ongoing resilience of our business model and our properties as we collected 98.0% of our billed rent. We remain cautious with regard to capital deployment and anticipate resuming acquisition activity in 2021 and full-scale value add property upgrades when we believe that the disruptive effects of the pandemic have dissipated. Our priority is to ensure the financial flexibility of our balance sheet as we continue to focus on long-term value creation.”

Financial Results:

Net loss attributable to common stockholders was $7.48 million, or $0.44 per diluted share, for the three months ended September 30, 2020, compared to net income of $3.27 million, or $0.20 per diluted share, for the three months ended September 30, 2019. Net loss for the 2020 quarter includes a $3.64 million, or $0.21 per diluted share, non-cash impairment charge. The 2019 quarter includes a $9.94 million, or $0.62 per diluted share, gain on sale of real estate and a $1.39 million, or $0.09 per diluted share, loss on extinguishment of debt.

Funds from Operations, or FFO, was $4.56 million, or $0.27 per diluted share, for the three months ended September 30, 2020, compared to $1.96 million, or $0.12 per diluted share, for the three months ended September 30, 2019. Contributing to the improvement in FFO were the inclusion, in the 2019 quarter, of mortgage prepayment charges, a reduction in interest expense in the current quarter, and the inclusion, in the 2020 quarter, of an insurance recovery.1

Adjusted Funds from Operations, or AFFO, for the three months ended September 30, 2020 was $4.89 million, or $0.28 per diluted share, for the three months ended September 30, 2020, compared to $4.18 million, or $0.26 per diluted share, in the three months ended September 30, 2019. Contributing to the improvement in AFFO was the reduction in interest expense.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended September 30, 2020 by the approximate increase of 1.1 million weighted average shares of common stock outstanding from the third quarter of 2019 through the end of the current quarter, primarily due to stock issuances pursuant to the Company’s at-the-market equity offering program.

Operating Results:

As of November 5, 2020, BRT wholly-owns eight multi-family properties located in six states with 1,880 units and has ownership interests, through unconsolidated joint ventures, in 31 multi-family properties located in nine states with 9,162 units, including 741 units at two properties in lease-up. BRT’s equity interests in these unconsolidated subsidiaries, over which BRT actively oversees the management, generally ranges from 50% to 90%.

During the quarter ended September 30, 2020, the average rental rate per occupied unit at consolidated properties was approximately $1,085 per month compared to approximately $1,044 per month during the corresponding 2019 quarter. Average total occupancy at these properties was approximately 95.8% compared to approximately 94.7% during the corresponding 2019 quarter.

1 A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

During the quarter ended September 30, 2020, the average rental rate per occupied unit at unconsolidated properties, excluding those in lease up, was approximately $1,086 per month compared to approximately $1,055 per month during the corresponding 2019 quarter. Average total occupancy at these properties was approximately 94.1% compared to approximately 94.6% during the corresponding 2019 quarter.

Rental revenue at consolidated properties for the current three months increased 12.1% to $7.02 million from $6.26 million for the three months ended September 30, 2019 due to the acquisition of a partner’s minority interest and, to a lesser extent, an increase in average rental rate at same store properties. Rental revenue at unconsolidated joint venture multi-family properties for the current three months increased 3.4% to $32.34 million from $31.27 million for the three months ended September 30, 2019.

Total expenses on a consolidated basis for the three months ended September 30, 2020 were $13.17 million compared to $8.41 million for the three months ended September 30, 2019. The current quarter includes a $3.64 million impairment charge related to a legacy asset – a vacant land parcel in Daytona, Florida. Total expenses at unconsolidated joint venture multi-family properties for the current three months increased 2.5% to $35.17 million from $34.31 million for the three months ended September 30, 2019.

Equity in loss of unconsolidated joint ventures was $1.53 million during the current quarter compared to $2.39 million in the corresponding quarter of the prior year. Contributing to the improvement in the current quarter is the gain on insurance recovery and the inclusion, in the corresponding period of the prior year, of a loss on extinguishment of debt.

Balance Sheet:

At September 30, 2020, BRT had $15.65 million of cash and cash equivalents, total assets of $374.25 million, total debt of $168.23 million, and BRT total stockholders’ equity of $184.43 million.

At November 2, 2020, BRT’s available liquidity was approximately $35.12 million, including $15.80 million of cash and cash equivalents, $9.32 million of restricted cash for property improvements and up to $10.0 million available under its credit facility. In addition, the unconsolidated joint ventures have approximately $16.60 million of cash and cash equivalents which is used for day-to-day working capital purposes.

BRT’s mortgage debt of $956.97 million (including $825.82 million mortgage debt of its unconsolidated subsidiaries) has a weighted average interest rate of 3.98% and a weighted average remaining term to maturity of 7.0 years. Approximately 91.0% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable-rate construction financing; BRT anticipates refinancing, with fixed rate mortgage debt, the construction financing when lease-up at the related property is complete.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Currently, one of the most significant uncertainties the Company is facing is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on residents at the Company’s properties. The pandemic, among other things, may adversely affect the ability of the residents to pay rent (due to furloughs, layoffs and/or the expiration of, or reduction in, unemployment benefits) and as a result, the Company’s ability to pay dividends and/or the debt service on its mortgages. The possibility that in the near term, the Company may be adversely impacted by the pandemic, is heightened by the recent resurgence of the pandemic in the southeast United States and Texas, where many of the Company’s properties are located. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others.  Investors are cautioned not to rely on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on May 15, 2020 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2020 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2020	December 31, 2019
ASSETS
Real estate properties, net of accumulated depreciation	$161,594	$169,689
Investments in unconsolidated joint ventures	175,484	177,071
Real estate loan	—	4,150
Cash and cash equivalents	15,650	22,699
Restricted cash	9,129	9,719
Other assets	12,390	7,282
Total assets	$374,247	$390,610

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$131,148	$133,215
Junior subordinated notes, net of deferred costs	37,078	37,063
Accounts payable and accrued liabilities	21,678	20,772
Total Liabilities	189,904	191,050

Total BRT Apartments Corp. stockholders’ equity	184,431	199,653
Non-controlling interests	(88)	(93)
Total Equity	184,343	199,560
Total Liabilities and Equity	$374,247	$390,610

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2020	2019
Revenues:
Rental and other revenues from real estate properties	$7,020	$6,261
Other income	293	161
Total revenues	7,313	6,422

Expenses:
Real estate operating expenses	3,289	2,741
Interest expense	1,731	1,870
General and administrative	2,730	2,430
Impairment charge	3,642	—
Depreciation	1,777	1,373
Total expenses	13,169	8,414
Total revenue less total expenses	(5,856)	(1,992)
Equity in loss of unconsolidated joint ventures	(1,529)	(2,390)
Gain on sale of real estate	—	9,938
Loss on extinguishment of debt	—	(1,387)
(Loss) income from continuing operations	(7,385)	4,169
Income tax provision	65	98
Net (loss) income from continuing operations, net of taxes	(7,450)	4,071
Net income attributable to non-controlling interests	(34)	(799)
Net (loss) income attributable to common stockholders	$(7,484)	$3,272

Per share amounts attributable to common stockholders:
Basic	$(0.44)	$0.21
Diluted	$(0.44)	$0.20

Funds from operations - Note 1	$4,555	$1,962
Funds from operations per common share - diluted - Note 2	$0.27	$0.12

Adjusted funds from operations - Note 1	$4,894	$4,178
Adjusted funds from operations per common share - diluted -Note 2	$0.28	$0.26

Weighted average number of shares of common stock outstanding:
Basic	17,176,401	15,913,975
Diluted	17,176,401	16,113,975

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2020	2019
Note 1:
Funds from operations is summarized in the following table:
GAAP Net loss attributable to common stockholders	$(7,484)	$3,272
Add: depreciation of properties	1,777	1,373
Add: our share of depreciation in unconsolidated joint ventures	6,624	6,366
Add: Impairment charge	3,642	—
Deduct: gain on sale of real estate	—	(9,938)
Adjustments for non-controlling interests	(4)	889
NAREIT Funds from operations attributable to common stockholders	4,555	1,962

Adjustments for: straight-line rent accruals	(10)	(10)
Add: loss on extinguishment of debt	—	1,387
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	273
Add: amortization of restricted stock and restricted stock units	461	372
Add: amortization of deferred mortgage costs	80	71
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	156	246
Less: our share of gain on insurance proceeds from unconsolidated joint venture	(350)	—
Adjustments for non-controlling interests	2	$(123)
Adjusted funds from operations attributable to common stockholders	$4,894	$4,178

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2020	2019
Note 2:
GAAP Net loss attributable to common stockholders	$(0.44)	$0.20
Add: depreciation of properties	0.11	0.09
Add: our share of depreciation in unconsolidated joint ventures	0.39	0.39
Add: Impairment charge	0.21	—
Deduct: gain on sale of real estate	—	(0.62)
Adjustment for non-controlling interests	—	0.06
NAREIT Funds from operations per diluted common share	0.27	0.12

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	—	0.09
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	0.02
Add: amortization of restricted stock and restricted stock units	0.02	0.02
Add: amortization of deferred mortgage costs	—	—
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	0.01	0.02
Less: our share of gain on insurance proceeds from unconsolidated joint venture	(0.02)	—
Adjustments for non-controlling interests	—	(0.01)
Adjusted funds from operations per diluted common share	$0.28	$0.26